Exhibit 99.1

Critical Metals, Europe’s First Fully Licensed Lithium Mine Agrees to Go Public on
the Nasdaq Through a Business Combination with Sizzle Acquisition Corp

●	Critical Metals will own European Lithium’s Wolfsberg Lithium Project located in Wolfsberg, Austria, 270 kilometers south of Vienna, which is expected to be the first licensed lithium mine in Europe

●	Based on pre-feasibility study, mine expected to supply approximately 10,500 metric tons of lithium concentrate annually starting in 2025, enough material to power approximately 200,000 EVs per year; results of definitive feasibility study expected in early 2023

●	Key strategic customer offtake MOU with global automotive powerhouse, BMW AG, expected to create one of the largest ever direct OEM pre-pays in the lithium mining industry

●	Project has completed pilot test work through independent consultants, which has demonstrated its expected ability to supply battery-grade lithium concentrate at commercial scale

●	Proceeds of the transaction, including the non-redeemed portion of the approximately $159 million[1] cash-in-trust of Sizzle Acquisition Corp., are expected to be used for construction and commissioning of the Project

Perth, Australia and Washington, D.C. – October 24, 2022 – European Lithium AT (Investments) Limited, a wholly owned subsidiary of European Lithium Ltd (ASX: EUR) (“European Lithium”), and Sizzle Acquisition Corp, (Nasdaq: SZZL) (“Sizzle”), a publicly traded special purpose acquisition company, today announced that they have entered into a definitive agreement for a business combination that will result in the formation of Critical Metals Corp. (“Critical Metals”), which is expected to be a leading lithium mining company. Upon closing, subject to approval by European Lithium and Sizzle stockholders and other customary requirements, Critical Metals intends to be listed on Nasdaq under the symbol “CRML,” which is expected to occur in the first half of 2023.

Upon closing of the business combination, Critical Metals will own European Lithium’s Wolfsberg Lithium Project (the “Project”), which is currently owned by European Lithium’s wholly owned subsidiary, European Lithium AT (Investments) Limited, as well as a 20% interest in additional Austrian projects currently held by European Lithium. European Lithium will be the largest shareholder of Critical Metals and is expected to continue to trade on the Australian Securities Exchange (“ASX”). The board of Critical Metals is expected to comprise a total of 5 members, 4 of whom will be nominees of European Lithium and 1 of whom will be a nominee of Sizzle. Critical Metals will be led by Executive Chairman, Tony Sage, and Chief Executive Officer, Dietrich Wanke.

In order to support the rapidly growing EV supply chain in Europe, the Project is expected to become the region’s first major source of battery-grade lithium concentrate, filling a critical gap in the European EV battery supply chain. Located in Wolfsberg, Austria, in the heart of this supply chain, the Project is expected to be uniquely positioned to capitalize on three key competitive differentiators:

-	The First Licensed Lithium Mine in Europe – the Project holds an exclusive license to repurpose a former Austrian government constructed lithium mine that contains a substantial amount of battery-grade lithium, minimizing the overall environmental impact of the discovery and processes.

-	Key Strategic Offtake MOU – European Lithium has entered into a MOU for a key customer arrangement with BMW AG, which upon execution of definitive agreements would create one of the largest direct pre-pays from an OEM in Europe in the lithium mining industry of $15 million.

-	Definitive Feasibility Study (DFS) Expected in Early 2023 – the Project is aiming to supply lithium concentrate at commercial scale and be economically viable, as per its completed pre-feasibility study (PFS), with the results of DRA Global’s final definitive feasibility study (DFS) expected in Q1 2023.

[1]	The balance in Sizzle Acquisition Corp’s trust account was $159,213,132.71 as of October 11, 2022.

Backed by considerable legislative support worldwide for cleaner transportation, automakers and battery manufacturers continue to ramp up production of electric vehicles (EVs) to meet overwhelming consumer demand, creating a critical need for additional sources of battery-grade lithium – an essential material for EV batteries.

Through its pilot plant constructed by independent consultants Dorfner Anzaplan in Austria, European Lithium previously demonstrated the Project’s expected ability to supply battery-grade lithium concentrate through the processing of spodumene. The results from the pilot plant demonstrated that the Project can supply battery-grade lithium at 99.6% of lithium carbonate grade.

Management Commentary

“We are enthusiastic to partner with the Sizzle team to become a publicly traded company on Nasdaq and are thrilled to have Carolyn Trabuco, Sizzle’s lead independent director, join our board,” said Critical Metals Executive Chairman, Tony Sage. “The need for additional battery-grade lithium in Europe will only continue to accelerate as demand for EVs continues to outstrip supply. The Project is poised to become the first major source of battery-grade lithium concentrate in Europe, the world’s leading EV market, capable of supporting the production of approximately 200,000 EVs per year. The funds raised though this transaction will provide us with the resources anticipated to be required to advance construction and commissioning of the Project. With the capital raised, in addition to the increased access to the public capital markets by listing on Nasdaq by means of the business combination, we believe we will be able to achieve our commercial goals by 2025.”

“Critical Metals is poised to capitalize on significant macroeconomic tailwinds as Europe’s first source of battery-grade lithium,” commented Steve Salis, CEO of Sizzle. “Backed by accelerating demand for establishing additional capacity for lithium supply in Europe, strategic global partners, and a seasoned management team with deep expertise in the mining space, we believe that the Project provides a compelling and unique opportunity for U.S. investors to have exposure to the European EV supply chain.”

“The team at Critical Metals has made significant progress advancing Europe’s first licensed lithium mine and is well positioned to be the largest supplier of battery-grade lithium in the region,” added Vice Chairman of Sizzle, Jamie Karson. “We are pleased to partner with Tony, Dietrich and the rest of the excellent management team as Critical Metals becomes a publicly traded company in the U.S. As reinforced by Critical Metals’ expected strategic arrangement with BMW AG, we believe the Project will play a key role in further accelerating EV adoption in Europe.”

Key Investment Highlights:

●	Large and Growing Demand for Lithium-ion Batteries – while lacking domestic supply sources for battery raw materials, Europe has proven to be an early adopter of EVs, and a global leader in the EV revolution. The Project is expected to provide Europe with the supply it does not currently have.

●	Europe’s First Licensed Lithium Spodumene Mine – mine initially built by the Austrian government successfully demonstrated its capability to supply high purity lithium (99.6% lithium carbonate equivalent) at pilot plant.

●	Economic Viability with PFS Completed and DFS Underway – Project is expected to be well positioned to supply approximately 10,500 metric tons of battery-grade lithium concentrate per year starting in 2025 from Zone 1. Positive drilling results confirm Zone 2, an exploration target, could mirror Zone 1, doubling the Project’s resource.

●	Leverages Existing Infrastructure – existing exploration mine in central Europe, 270km SW of Vienna, close to Graz and Klagenfurt airport, as well as railway and highway access, which is expected to reduce capital requirements to complete development of the Project.

●	Leading Domestic Offtake MOU with BMW AG – key strategic off-take arrangement with BMW AG to supply 100% of the Project’s Zone 1 lithium product, including a $15 million pre-payment; binding agreement expected to be finalized in Q4 2022.

●	Advanced Project Mine Life – Project expected to supply battery-grade lithium concentrate for more than 20 years, establishing a critical fully integrated lithium supplier for the European EV industry.

Transaction Overview

The Proposed Transaction values the combined entity at an implied pro forma enterprise value of approximately $838 million, and at an implied pro forma market capitalization of approximately $972 million. The implied pre-money equity value is $750 million. The transaction is expected to provide approximately $159 million in capital before transaction expenses and the impact of redemptions by the public stockholders of Sizzle. European Lithium will roll 100% of its existing equity in European Lithium AT (Investments) Limited into the combined entity, retaining approximately 80% of the combined company’s pro forma equity before the impact of redemptions or any additional capital raised.

The Boards of Directors of each of European Lithium and Sizzle have unanimously approved the transaction. The transaction will require the approval of European Lithium and Sizzle stockholders and is subject to other customary closing conditions. It is currently expected that the transaction will close in the first half of 2023.

Additional information about the proposed transaction consisting of, among other things, a newly released video of the Project will be available on the Critical Metals website at https://criticalmetalscorp.com/.

Advisors

Jett Capital Advisors, LLC is acting as exclusive financial advisor to European Lithium; White & Case LLP is acting as U.S. legal advisor to European Lithium. Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC, is acting as exclusive financial advisor and exclusive capital markets advisor to Sizzle; Ellenoff, Grossman & Schole LLP is acting as legal advisor to Sizzle.

About Critical Metals Corp.

At the closing of the proposed business combination announced on October 24, 2022 between European Lithium AT (Investments) Limited, a wholly owned subsidiary of European Lithium Ltd (ASX: EUR) and Sizzle Acquisition Corp. (Nasdaq: SZZL), Critical Metals is expected to be a leading lithium mining company. Critical Metals is expected to own the Wolfsberg Lithium Project, as well as a 20% interest in additional Austrian projects currently held by European Lithium Ltd. For more information, please visit https://criticalmetalscorp.com/.

About European Lithium Ltd

European Lithium is a mineral exploration and development company which owns the Wolfsberg Lithium Project located in Carinthia, 270 km south of Vienna, Austria, via its wholly owned Austrian subsidiary, ECM Lithium AT GmbH . European Lithium’s primary listing is on the Australian Securities Exchange (ASX: EUR) and it is also listed in Frankfurt (FRA: PF8) and USA (OTC-QB: EULIF). The Wolfsberg Lithium Project is strategically located in Central Europe with access to established road and rail infrastructure to distribute lithium products to the major lithium consuming countries of Europe. For more information, please visit https://europeanlithium.com/.

About Sizzle Acquisition Corp.

Sizzle is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Sizzle is led by Chairman and CEO Steve Salis and Vice Chairman Jamie Karson. In addition, Sizzle’s management team is comprised of: Nestor Nova and Daniel Lee; board directors, comprised of: Steve Salis, Jamie Karson, Carolyn Trabuco, Karen Kelley, David Perlin and Warren Thompson; and board advisors, comprised of: Rick Camac and Geovannie Concepcion. For more information, please visit https://sizzlespac.com/home/default.aspx.

Additional Information and Where to Find It

This press release is provided for informational purposes only and contains information with respect to a proposed business combination (the “Proposed Business Combination”) among Sizzle, European Lithium, European Lithium AT (Investments) Limited (the “Company”), a company formed in the British Virgin Islands which is wholly owned by European Lithium, and certain other parties formed in connection with the transactions contemplated by the merger agreement (the “Merger Agreement”), including Critical Metals and Project Wolf Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Critical Metals. Subject to its terms and conditions, the Merger Agreement provides that Sizzle and the Company will become wholly owned subsidiaries of Critical Metals.

In connection with the Proposed Business Combination, Critical Metals intends to file a registration statement on Form F-4 with the Securities and Exchange Commission (“SEC”), which will include a proxy statement to be sent to Sizzle shareholders and a prospectus for the registration of Critical Metals securities in connection with the Proposed Business Combination (as amended from time to time, the “Registration Statement”). If and when the Registration Statement is declared effective by the SEC, the definitive proxy statement/prospectus and other relevant documents will be mailed to the shareholders of Sizzle as of the record date to be established for voting on the Proposed Business Combination and will contain important information about the Proposed Business Combination and related matters. Shareholders of Sizzle and other interested persons are advised to read, when available, these materials (including any amendments or supplements thereto) and any other relevant documents, because they will contain important information about Sizzle, Critical Metals, European Lithium and the Company and the Proposed Business Combination. Shareholders and other interested persons will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus, and other relevant materials in connection with the Proposed Business Combination, without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to: Sizzle Acquisition Corp., 4201 Georgia Avenue, NW, Washington, D.C. 20011, Attn: Steve Salis, Chief Executive Officer. The information contained on, or that may be accessed through, the websites referenced in this press release in each case is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

This press release is not a solicitation of a proxy from any investor or securityholder. Sizzle, European Lithium, Critical Metals and the Company and their respective directors and executive officers may be deemed participants in the solicitation of proxies from Sizzle’s shareholders in connection with the Proposed Business Combination. Sizzle’s shareholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Sizzle in Sizzle’s Form 10-K, as amended, filed with the SEC on June 13, 2022. To the extent that holdings of Sizzle’s securities have changed since the amounts included in Sizzle’s Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Sizzle’s shareholders in connection with the Proposed Business Combination will be set forth in the proxy statement/prospectus for the Proposed Business Combination, accompanying the Registration Statement that Sizzle intends to file with the SEC. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Proposed Business Combination will likewise be included in that Registration Statement. You may obtain free copies of these documents as described above.

No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Proposed Business Combination and shall not constitute an offer to sell or a solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, or an exemption therefrom.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Sizzle’s, Critical Metals’, European Lithium’s and/or the Company’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. No representations or warranties, express or implied are given in, or in respect of, this press release. When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements.

These forward-looking statements and factors that may cause actual results to differ materially from current expectations include, but are not limited to: the ability of the parties to complete the transactions contemplated by the Proposed Business Combination in a timely manner or at all; the risk that the Proposed Business Combination or other business combination may not be completed by Sizzle’s business combination deadline and the potential failure to obtain an extension of the business combination deadline; the outcome of any legal proceedings or government or regulatory action on inquiry that may be instituted against Sizzle, European Lithium, Critical Metals or the Company or others following the announcement of the Proposed Business Combination and any definitive agreements with respect thereto; the inability to satisfy the conditions to the consummation of the Proposed Business Combination, including the approval of the Proposed Business Combination by the shareholders of Sizzle; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement relating to the Proposed Business Combination; the ability to meet stock exchange listing standards following the consummation of the Proposed Business Combination; the effect of the announcement or pendency of the Proposed Business Combination on European Lithium’s, Sizzle’s and the Company’s business relationships, operating results, current plans and operations of European Lithium and the Company; the ability to recognize the anticipated benefits of the Proposed Business Combination, which may be affected by, among other things, competition, the ability of Critical Metals to grow and manage growth profitably; the possibility that Critical Metals, European Lithium, Sizzle and the Company may be adversely affected by other economic, business, and/or competitive factors; Critical Metals’, European Lithium’s and the Company’s estimates of expenses and profitability; expectations with respect to future operating and financial performance and growth, including the timing of the completion of the Proposed Business Combination; European Lithium’s, Sizzle’s and Critical Metals’ ability to execute on their business plans and strategy; those factors discussed in Sizzle’s Annual Report on Form 10-K for the year ended December 31, 2021 under the heading “Risk Factors,” and other documents Sizzle has filed, or that Sizzle or Critical Metals will file, with the SEC; and other risks and uncertainties described from time to time in filings with the SEC.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Registration Statement referenced above and other documents filed by Sizzle and Critical Metals from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. There may be additional risks that neither Sizzle, Critical Metals, European Lithium and/or the Company presently know, or that Sizzle, Critical Metals, European Lithium and/or the Company currently believe are immaterial, that could cause actual results to differ from those contained in the forward-looking statements. For these reasons, among others, investors and other interested persons are cautioned not to place undue reliance upon any forward-looking statements in this press release. Neither Sizzle, European Lithium, Critical Metals nor the Company undertakes any obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date of this press release, except as required by applicable law.

Critical Metals Contacts:

Investors: IR@CriticalMetalsCorp.com

Media: PR@CriticalMetalsCorp.com